Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)1

(Form Type)

Issuer:

Gilead Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.250% Notes due 2033	457(r)	$1,000,000,000	99.838%	$998,380,000	$110.20 per $1,000,000	$110,021.48
	Debt	5.550% Notes due 2053	457(r)	$1,000,000,000	99.775%	$997,750,000	$110.20 per $1,000,000	$109,952.05

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amount					$1,996,130,000		$219,973.53

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$219,973.53